EXHIBIT 10.6

                          CHANGE IN CONTROL AGREEMENT


         Agreement, made this 6th day of May, 2005, by and between Gentiva Health Services, Inc., a Delaware corporation (the "Company"), and __________________ (the "Executive").

         WHEREAS, the Executive is a key employee of the Company; and

         WHEREAS, the Board of Directors of the Company (the "Board") considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and recognizes that the possibility of a change in control raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of the Company and its stockholders; and

         WHEREAS, the Board wishes to assure that it will have the continued dedication of the Executive and the availability of his or her advice and counsel, notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company; and

         WHEREAS, the Executive and the Company previously entered into a Change in Control Agreement dated _______________; and

         WHEREAS, the Executive and the Company wish to amend and restate the Change in Control Agreement as set forth herein; and

         WHEREAS, the Executive is willing to continue to serve the Company taking into account the provisions of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

                  1. Operation and Term of Agreement. This Agreement shall commence on the date first set forth above and shall terminate on May 6, 2008 unless this Agreement is terminated earlier as set forth below; provided, however, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied and the Protection Period has expired. Notwithstanding the foregoing, prior to a Change in Control this Agreement shall immediately terminate upon termination of the Executive's employment, except in the case of such termination under circumstances set forth in the last paragraph of Section 4 below.


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                  2. Change in Control; Protection Period. A "Change in Control"
shall be deemed to occur on the date that any of the following events occur:

                  (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company or any subsidiary and other than Permitted Holders) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board;

                  (b) either (i) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a "Current Director" shall mean any member of the Board as of March 22, 2004, and any successor of a Current Director whose election, or nomination for election by the Company's shareholders, was approved by at least two-thirds of the Current Directors then on the Board) or (ii) at any meeting of the shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected;

                  (c) consummation of (i) a plan of complete liquidation of the Company, or (ii) a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of common stock of the Company (the "Common Stock") outstanding immediately prior to the effectiveness thereof are changed into common stock of the subsidiary) or (B) pursuant to which the Common Stock is converted into cash, securities or other property, except a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

                  (d) consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

         For purposes of this Section 2 under this Agreement, "Permitted Holders" shall mean Miriam Olsten, Stuart Olsten, and Cheryl Olsten, and each of their spouses, their lineal descendants and their estates and their Affiliates or Associates (as defined in Rule 12b-2 of the Exchange Act) (collectively the "Olsten Stockholders"), so long as the Olsten Stockholders beneficially own 20% or less of the voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board.


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         A "Protection Period" shall be the period beginning on the date of a
Change in Control and ending on the third anniversary of the date on which the Change in Control occurs.

                  3. Termination Following Change in Control. The Executive shall be entitled to the benefits provided in Section 4 hereof upon any termination of his or her employment with the Company within a Protection Period, except a termination of employment (a) because of his or her death, (b) because of a "Disability," (c) by the Company for "Cause," or (d) by the Executive other than for "Good Reason."

                  (i) Disability. The Executive's employment shall be deemed to have terminated because of a "Disability" if the Executive applies for and is determined to be eligible to receive disability benefits under the Company's long-term disability plan or program, or, in the absence of such a plan or program, as defined in Section 22 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (ii) Cause. Termination by the Company of the Executive's employment for "Cause" shall mean termination due to (A) the Executive's conviction of a felony, (B) any act of willful fraud, dishonesty or moral turpitude, (C) the willful and continued failure by the Executive to substantially perform his or her duties with the Company, after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his or her duties, or (D) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive engaged in the prohibited conduct set forth above in the first sentence of this subsection and specifying the particulars thereof in detail.

                  (iii) Without Cause. The Company may terminate the employment of the Executive without Cause during a Protection Period only by giving the Executive written notice of termination to that effect. In that event, the Executive's employment shall terminate on the last day of the month in which such notice is given (or such later date as may be specified in such notice), and the benefits set forth in Section 4 hereof shall be provided to the Executive.


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                  (iv) Good Reason. Termination of employment by the Executive for "Good Reason" shall mean termination:

                           (A) if there has occurred a reduction by the Company
                  in the Executive's annual base salary (other than any reduction therein which is in proportion to reductions in the base salaries of all of the Company's executive officers, unless, however, such proportionate reduction exceeds 20% of the Executive's annual base salary);

                           (B) if without the Executive's written consent, the
                  Company has required the Executive to be relocated anywhere in excess of forty (40) miles from the Executive's office location in Melville, New York, except for required travel on the business of the Company;

                           (C) if there has occurred a failure by the Company to
                  maintain plans providing benefits not materially less favorable, when considered in the aggregate, than those provided by any benefit or compensation plan (including, without limitation, any incentive compensation plan, bonus plan or program, retirement, pension or savings plan, stock option plan, restricted stock plan, life insurance plan, health and dental plan and disability plan) in which the Executive is participating immediately before the beginning of the Protection Period, or if the Company has taken any action which would adversely affect the Executive's participation in or reduce the Executive's benefits (other than stock option or restricted stock grants) under any such plans in the aggregate or deprive the Executive of any material fringe benefit in the aggregate enjoyed by the Executive immediately before the beginning of the Protection Period, or if the Company has failed to provide the Executive with the number of paid vacation days to which he or she would be entitled in accordance with the normal vacation policy of the Company as in effect immediately before the beginning of the Protection Period; provided, however, that a reduction in benefits under the Company's tax-qualified retirement, pension or savings plans or its life insurance plan, health and dental plan, disability plans or other insurance plans which reduction applies equally to all participants in the plans and has a less than 10% effect on the aggregate benefits of the Executive under such plans shall not constitute "Good Reason" for termination by the Executive;

                           (D) if there has occurred the assignment to the
                  Executive of any material duties inconsistent with his or her status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;


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                           (E) if the Company has failed to obtain the
                  assumption of the obligations contained in this Agreement by any successor as contemplated in Section 9(c) hereof; or

                           (F) if there occurs any purported termination of the
                  Executive's employment by the Company without Cause which is not effected pursuant to a written notice of termination as described in subsection (ii) or (iii) above.

                  The Executive shall exercise his or her right to terminate employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. In that event, the Executive's employment shall terminate on the last day of the month in which such notice is given.

                  A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified in this subsection (iv) shall have occurred, notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

                  4. Benefits Upon Termination Within Protection Period. If, within a Protection Period, the Executive's employment by the Company shall be terminated (a) by the Company not for Cause and not due to the Executive's death or Disability, or (b) by the Executive for Good Reason, the Executive shall be entitled to the benefits provided for below (and the Executive shall not be entitled to severance benefits otherwise payable under the Executive's separate severance agreement with the Company or under any other severance plan or policy of the Company):

                  (i) The Company shall pay to the Executive through the date of the Executive's termination of employment salary at the rate then in effect, together with salary in lieu of vacation accrued to the date on which his employment terminates, in accordance with the standard payroll practices of the Company;

                  (ii) The Company shall pay to the Executive an amount in cash equal to two times the sum of (A) the Executive's annual base salary in effect immediately prior to the date of the Executive's termination of employment or the date of the Change in Control (whichever is higher), and (B) the higher of (x) the Executive's target annual bonus for the year that includes the date of the Executive's termination of employment or (y) the annual bonus of the Executive averaged for the three years immediately prior to the year that includes the date of the Executive's termination of employment; and such payment shall be made in a lump sum within 10 business days after the date of such termination of employment;


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                  (iii) The Company shall continue to cover the Executive and his or her dependents under, or provide the Executive and his or her dependents with insurance coverage no less favorable than, the Company's life, disability, health, dental or other employee welfare benefit plans or programs (as in effect on the day immediately preceding the Protection Period or, at the option of the Executive, on the date of termination of his or her employment) for a period equal to the lesser of (x) two years following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such plans or programs, provided, however, that the provision of this benefit shall be contingent upon the cooperation of the Executive (or his or her dependent, as applicable) in any reasonable request by the Company to facilitate the provision of such benefit, including responding to questionnaires and submitting to minimally intrusive medical examinations;

                  (iv) All options to purchase Company stock held by the Executive and all restricted shares of Company stock, restricted Company share units and other equity-based compensation awards held by the Executive shall become immediately vested in full upon such termination of employment, and all such stock options shall be exercisable for the longer of (x) one year following such termination of employment (but not beyond the original full term of the stock option) or (y) such period of time as may be provided for in the plan under which such stock options were granted; and

                  (v) All of the Executive's benefits accrued under the pension, retirement, savings and deferred compensation plans of the Company shall become vested in full; provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Internal Revenue Code of 1986, as amended, such benefits shall be paid to the Executive outside the applicable plan in a lump sum no earlier than six
         (6) months after the date of termination of employment; provided, however, that such payment shall offset any amount that would otherwise have been payable to the Executive under that plan.

         Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the benefits described in this Section 4, if the Executive's employment with the Company is terminated by the Company (other than for Cause) within one year prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control. In such event, amounts will be payable hereunder only following the Change in Control.

                  5. Non-exclusivity of Rights. Except as expressly set forth herein, this Agreement shall not prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall it limit or otherwise


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affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program of the Company or any of its subsidiaries at or subsequent to the date of termination of the Executive's employment shall be payable in accordance with such plan, practice, policy or program.

                  6. Full-Settlement; Legal Expenses. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment hereunder) if the Executive substantially prevails in the dispute or contest, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his or her sole discretion.

                  7. Excise Tax Cut Back.

                  (a) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to the Executive or for his or her benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise would be subject, in whole or in part, to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then the amounts payable to the Executive under this Agreement shall be reduced (by the minimum possible amount) until no amount payable to the Executive is subject to the Excise Tax; provided however, that no such reduction shall be made if the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions, it is determined that payments have been reduced by more than the minimum amount required under this Section 7, then an additional payment shall be promptly made to the Executive in an amount equal to the excess reduction.


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                  (b) All determinations required to be made under this Section
7, including whether a payment would result in an Excise Tax shall be made by PricewaterhouseCoopers LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne soley by the Company and shall be paid by the Company. Except as set forth in the last sentence of Section 7(a) hereof, all determinations made by the Accounting Firm under this Section 7 shall be final and binding upon the Company and the Executive.

                  8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its subsidiaries and which has not become public knowledge (other than by acts of the Executive or his or her representatives in violation of this Agreement). After the date of termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                  9. Successors.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, executors, administrators, legal representatives or successor(s) in interest.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.


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                  10. American Jobs Creation Act of 2004. The parties
acknowledge and agree that: (i) the recently enacted American Jobs Creation Act of 2004 established a new Section 409A of the Code; (ii) Section 409A of the code contains provisions governing the taxation of deferred compensation, including provisions that accelerate income recognition and impose interest and additional taxes on payments subject to Section 409A of the Code that fail to conform with the requirements of Section 409A of the Code (collectively, the "Penalties"); (iii) the compensation and other benefits to be paid or otherwise agreed to under this Agreement, whether provided hereunder or any of the Company's compensation plans, policies or arrangements, may be negatively impacted by Section 409A of the Code (all such agreements, including this Agreement, collectively referred to herein as the "Agreements"); and (iv) the Internal Revenue Service has issued initial guidance and is expected to issue additional guidance regarding the scope of Section 409A of the Code. The parties agree that in the event the Company or the Executive determines, after a review of such guidance, that any such compensation and benefits are subject to the Penalties of Section 409A of the Code, the parties will negotiate in good faith to take such reasonable actions, including amending the Agreements (which may include, if applicable, the shortest delay in payment required under Section
409A), as may be necessary to ensure that such compensation and benefits are not subject to such Penalties.

                  11. Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:


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                  If to the Company:

                  Gentiva Health Services, Inc.
                  3 Huntington Quadrangle, Suite 200S
                  Melville, NY  11747-4627

                  Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

                  (f) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof but, except as specifically provided in Section 4 hereof, does not supersede or override the provisions of (i) any stock option, employee benefit or other plan, program, policy or practice in which Executive is a participant or under which the Executive is a beneficiary, or (ii) the Severance Agreement dated as of____________, 200__ between the Executive and the Company; provided, however, that this Agreement does supersede and replace any prior severance agreement (except the Severance Agreement identified in subdivision (ii) of this subsection (f)) and change in control agreements between the Company and the Executive.

                          [Next Page is Signature Page]


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         IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.


                                               ---------------------------
                                               Name:


                                       GENTIVA HEALTH SERVICES, INC.


                                       By:
                                               ---------------------------
                                               Name:  RONALD A. MALONE
                                               Title: Chief Executive Officer


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